Exhibit 3.1

AMENDMENT

TO

AMENDED AND RESTATED BY-LAWS

OF

RAYTHEON COMPANY

Effective July 23, 2008

Section 2.7 (A) (1) of the Amended and Restated By-Laws of Raytheon Company is hereby amended in its entirety, with such amended section reading as follows:

“Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting pursuant to Section 2.4 of these By-Laws, (b) by or at the direction of the Board, or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law; this clause (c) being the exclusive means for a stockholder to make a nomination or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.”